Exhibit 3.19

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

LG Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the First Article thereof so that, as amended said Article shall be and read as follows:

“1. The name of the corporation is Syracuse China Company.”

SECOND: That thereafter, pursuant to resolution of its shareholders duly adopted by the unanimous written consent of all shareholders filed with the minutes of the corporation, the amendment was approved by the shareholders.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Law of the State of Delaware.

IN WITNESS WHEREOF, said LG Acquisition Corp. has caused this certificate to be signed by Arthur H. Smith, its Vice President, this 12th day of October, 1995.

/s/ Arthur H. Smith
Arthur H. Smith Vice President

CERTIFICATE OF INCORPORATION

OF

LG ACQUISITION CORP.

* * * * *

1. The name of the corporation is LG Acquisition Corp.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is Zero Dollars and One Cent ($0.01) amounting in the aggregate to Ten Dollars and No Cents ($10.00).

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6. The name and mailing address of the sole incorporator is:

M. C. Kinnamon

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of June, 1995.

/s/ M. C. Kinnamon
M. C. Kinnamon Sole Incorporator